Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Ethereum 3% Monthly Option Income ETF

Amplify Ethereum Max Income Covered Call ETF